To our shareholders:

Background

Credit Acceptance has been in business for 50 years. Don Foss founded the business in 1972 and held the role of CEO until 2002 and Chairman of the Board until 2017 when he retired. Our core product has remained essentially unchanged under his leadership and since: we provide auto loans1 to consumers regardless of their credit history through a nationwide network of automobile dealers.

One reason for our longevity is simple—we offer a product of immense value to our dealers and customers. Our customers have a problem. They need a vehicle. And because they have a credit history—or no credit history—that banks and other lending sources view as high risk, they have typically been turned away by other lenders. We offer a solution. Not only do we help them obtain a vehicle, but we provide them with an opportunity to establish a positive credit record, an opportunity they can use to reenter the financial mainstream and move their lives in a positive direction.

Our customers are people like Kyle C. from Buffalo, New York. Kyle had recently graduated from high school and needed a vehicle to get back and forth to college. He was driving an unreliable vehicle that broke down on the side of the road. The vehicle was old, and it was cost prohibitive to repair it. Kyle was 18 at the time, with no credit history and no one to cosign. He tried and failed to find a lender that would take a chance on him. We were able to finance Kyle’s purchase of a reliable vehicle. He returned our faith in him by making all his payments. Not only did he pay but with our encouragement he paid on time, which he said had a dramatic impact on his credit score. He ended up trading in the vehicle he financed with us for a newer vehicle financed at a lower interest rate. A short time later he bought his first home at the age of 20.

Our potential customer market is large. Approximately 40% of adults in the United States have a credit profile that is considered less than prime. That’s roughly 100 million adults. We believe each of them deserve a chance for a better financial future and that, if given an opportunity to establish or reestablish a positive credit history, many will take advantage of it. As a result of this belief, we have given millions of people the opportunity to change their lives.

We also have a compelling value proposition for dealers. We work with independent and franchise auto dealers nationwide to enable them to sell vehicles to customers who wish to finance their purchase. We allow the dealer to finance customers, regardless of their credit history. This gives the dealer the ability to sell a vehicle to a customer whom, without us, the dealer may otherwise have to turn away.

1 Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation. The transaction between the dealer and the consumer is not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language commonly used in the industry and used in our disclosures, I will refer in this letter to retail installment contracts as “loans” and to indirect auto finance companies as “lenders”.

The impact our program can have on dealers is significant. As an example, here is the story of a dealer in Batesburg-Leesville, South Carolina. The general manager and founder, Dupree C., started out selling cars at a franchise dealership. He dreamed of starting his own business, which he did in 2014, You’re Approved Auto Sales. Initially, it was very small, with a leased building and 6-10 cars in inventory. The dealership had no financing source, so customers either had to pay cash or obtain their own financing. After six months, they had an opportunity to join the Credit Acceptance program. While there was a learning curve at first, soon they ramped up to selling around 20 cars a month, with a high of 44 cars! Things were going well until the pandemic hit, which reduced customer flow significantly. However, their payments from us for their share of the collections on their previous deals provided them with enough cash flow to bridge the tough months and continue to be successful. Today, they own their buildings and have sold over 5,000 cars since they started.

The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business. Through our product, we have given thousands of dealers the opportunity to change their lives.

The auto finance market is large and fragmented, with $1.3 trillion in outstanding loan balances as of December 31, 2021. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, independent auto finance companies and buy here, pay here dealers. Our approach to the market is unique for two reasons. First, as I have stated, customers are not denied the opportunity to purchase a vehicle on the basis of their credit history. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan, as they receive 80% of net collections throughout the life of the loan. This is a critical element of our success as it creates an alignment of interests. The dealer benefits if the loan is repaid and the customer’s credit is reestablished. Therefore, the dealer has an incentive to sell a vehicle at a price the customer can afford and a vehicle that will last the term of the loan. In addition, the dealer has an incentive to help the customer after the sale if there are issues with the vehicle.

History

Our business model has been quite successful throughout our history. For the first 20 years, we had limited competition and wrote highly profitable business. After we became a public company in 1992, competition intensified, and we struggled for several years in the mid to late 1990s. We were able to weather the storm and began focusing on a financial measure called Economic Profit. This led to an increased focus on our core business, and we exited several business lines and geographic locations. This focus has since guided our success over the last 20 years.

Today

The COVID-19 pandemic, however, created significant new challenges including vehicle price inflation and shortages. Beginning in March 2020, we experienced a decline in the demand for our product as government authorities placed limits on economic activity in an effort to slow the spread of the virus. Those same restrictions hampered the ability of our field sales force to conduct in-person meetings with dealers, hindering their effectiveness. Unit volume declined starting in Q1 2020 through Q1 2021 except during periods of government stimulus payments, which had a significant positive impact on our business. Throughout the remainder of 2021, vehicle prices, which had risen sharply beginning in 2020, remained elevated and dealer auto inventory shortages worsened, which further reduced the demand for our product. Simultaneously, however, our collections, like others in the industry, improved significantly, which made our loans much more profitable than anticipated.

The pandemic also had a significant impact on our work environment as more than 95% of our team members began working remotely. Because our remote operations and processes proved successful early on, we now pursue a “remote first” strategy to take advantage of the national talent pool and an increased rate of team member satisfaction. While we have experienced higher than normal turnover in certain areas of the business (principally among our hourly servicing team) amid the national labor shortage, I am pleased that most of our teams have remained fairly stable. It is a testament to the great culture we have created.

We have always believed that we owe our success to our great team and culture. Building and enhancing our culture has been one of our key goals since 2001. The importance of this was never more evident than during the challenging times in recent years. Highlights of our team and culture include:

•We have a strong leadership team. Because we are successful at retaining our leaders, they become stronger each year as they gain knowledge of our business. Our senior leadership team, consisting of 27 individuals, averages 16 years of experience with our company. While we add talent selectively, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our return on capital could not have occurred without the dedication and energy of this talented group.

•Like our senior leadership team, our mid-level leaders are also strong and experienced. This team of 156 individuals averages 10 years of experience with our company. It’s their talents and knowledge that keep our operation executing well.

•We devote a large portion of our time to something we call organizational health. Organizational health is about putting all our team members in position to produce their best work. For that, we focus consistently on key elements of operational effectiveness, including setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment and providing the technology and processes required for operational excellence.

Impact of Business Cycles on Our Performance

The competitive environment and economic environment presented challenges for us in 2021. We have weathered tough competitive and economic cycles in the past, and we aimed to extend that track record in the face of the new challenges.

The auto finance market is sensitive to changes in access to capital. When access to capital decreases, competition in our market decreases. We thrived in such times, as demonstrated by our financial results in late 2007 through 2011 (the financial crisis triggered by the collapse of the housing market). We withstood the challenges, outperformed competitors, and maintained access to capital.

Conversely, when access to capital increases, competition in our market increases. In such times, we have applied strategies leveraging past lessons learned and our strengths (e.g., the ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance, and execute key functions consistently), which has allowed us to successfully grow our business despite the tougher competitive environment. This is demonstrated by the results we achieved in 2003 through 2007 and 2012 through early 2020, when access to capital was readily available and competition increased.

Our dealer compensation strategy has remained consistent regardless of the cost of capital and the competitive environment. We have maintained a margin of safety in the amount we advance to dealers. When volume per dealer has declined as a result, we have found alternative methods to grow the business and maintain profitability, such as increasing our dealer base. 2020 introduced an unprecedented challenge to our market: a global pandemic. Our company put its team members and customers first and weathered the initial storm.

The long-term ripple effect of the pandemic on the automotive industry and, in turn, the auto finance market has been profound. Supply chain issues arising from the pandemic created a lack of computer chips needed for new vehicles, which created vehicle shortages, and drove up vehicle prices. These issues are ongoing with no clear end date. As I stated earlier, our product allows dealers to make incremental sales. However, they generally make higher profits on prime credit and cash customers. Given limited vehicle inventory, dealers are more likely to sell to prime credit and cash customers instead of those with subprime credit scores who are financing their transactions. This resulted in reduced demand for our product throughout 2021. The number of vehicles financed for customers with subprime credit scores (our primary customer) reached record lows in 2021 according to industry data from Experian®. Despite these industry challenges, competition in the market remained strong.

Consistent with how we addressed past macroeconomic challenges, we leveraged our strengths to persevere in the face of the pandemic and its ripple effects. Our loan performance remained strong. Loan performance improved markedly after stimulus payments were distributed and consumer loans assigned 2018 through 2020 yielded forecasted collection results significantly better than our initial estimates. In 2020, we began piloting enhancements to our financing programs for consumers with higher credit ratings. In the fourth quarter of 2021, we made the enhancements available to all dealers. Above all, through these difficult times, we have remained committed to positively changing the lives of our dealers and consumers through our innovative products and solutions.

Operating Principles

Economic Profit

We use a financial measure called Economic Profit to evaluate our financial results and determine certain incentive compensation. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital. In the Supplemental Financial Results section following this letter, we detail our past Economic Profit performance.

Share Repurchases

To the extent we generate capital in excess of what’s needed to fund the business, we will return that capital to shareholders through share repurchases as we have done in the past. We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of estimated future cash flows). As long as the share price is at or below our estimate of intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, share repurchases enable shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share—they do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase. A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 39.4 million shares at a total cost of $4.5 billion. In 2021 we repurchased approximately 2.9 million shares, representing 16.8% of the shares outstanding at the beginning of the year, at a total cost of $1.5 billion.

At times, it may appear that we have excess capital, but we won’t be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it doesn’t necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. The final reason we may be inactive in repurchasing shares, when we have excess capital at a time when the share price is attractive, is that we are in possession of what we believe to be material information that has not yet been made public. During such periods, we suspend our share repurchases until the information has been publicly disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined in this section. Our priority is to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

The Future

While we expect vehicle availability and pricing to eventually return to normal, we do not expect that to occur within the coming months. Until it does, growing our business will be a challenge. Even when it does, the challenges that were present before the pandemic are likely to exist after it ends. There are no easy answers to these challenges, but we operate in a large market. There are still many dealers to enroll who would benefit from our program and we believe that we can make our product more valuable to the dealers enrolled in our program.

Although the current environment is challenging and our unit volumes have declined, we are investing in our business to make our product more valuable and prepare for future growth when the market does return to a more normal environment. In particular, I would like to highlight a couple changes that we believe will make a significant impact.

First, we created three “Changing Lives” teams that are focused on the improving the experience of dealers, consumers and team members. We believe these teams will help us increase our ability to improve the experience of these three constituents, which will lead to shareholder success.

Second, we are investing significant resources into becoming more innovative at meeting and exceeding the needs of our dealers and consumers. We added a new member to our Board of Directors, Vinayak Hegde, who has an extensive background in innovative technology and growth companies. We are also expanding our Product and Technology teams. In addition to hiring more team members in both these areas, we recently hired a new Chief Marketing and Product Officer and are searching for a new Chief Technology Officer. All of this is in an effort to enhance our product and transform our technology systems to be more dealer and customer focused. This will be a significant but necessary effort to enable us to continue to grow. By becoming a “remote first” organization, we can hire anywhere and compete for the best talent. The impact of technology on our business cannot be overstated. Over half of our corporate support team members work in our Analytics, Product and Technology organizations. This group of over 400 engineers, product managers, designers and data scientists builds technologies that power our business and provide life-changing opportunities for our dealers and customers.

A Final Note

In 2021, two of our long-standing executives retired.

Charlie Pearce, formerly our Chief Legal Officer, was hired to start our Legal team in 1996 and he led the team until he announced his retirement. Charlie was incredibly knowledgeable about our industry and the related issues. Under his leadership, we created a culture of compliance that aims to be the gold standard in our industry. Thanks to Charlie and his team, we believe we are well positioned for the challenging regulatory environment we face today. Charlie built a strong team with talented leaders that were capable to take over and continue our success in this area. We are grateful for all his efforts and wish him the best in retirement.

Brett Roberts, our CEO for almost 20 years, started in 1991 as our Corporate Controller, only a couple years removed from his college days. Brett helped us through our IPO in 1992 and quickly worked his way up, becoming CFO in 1995 and then CEO in 2002 at the age of 35. Brett is incredibly talented and made a significant impact on our organization. Our stock price was under $9 per share when he became CEO, and it went over $500 while he was here. I was fortunate to work for Brett from the time I started at Credit Acceptance in 2004 until he retired 17 years later. He is a great teacher and I learned so much from him. But Brett was more than just a super talented CEO, he was a super incredible person. As an example of this, we created a virtual going away card where all team members could write stories and wish him well. It ended up being 119 pages long! It was amazing to read the wonderful stories and memories and learn that he had changed the lives of so many throughout all levels of our organization. We all miss him. We know he is our biggest fan and we wish him the best in retirement.

Kenneth S. Booth
Chief Executive Officer
April 8, 2022

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 42 of our Annual Report on Form 10-K for the year ended December 31, 2021.

KEY OPERATING RESULTS

At the simplest level, our business success is largely determined by how many loans we originate and how those loans perform.

Unit Volume

The following table summarizes the growth in number of loans, or unit volume, over the last 20 years:

	Unit volume	Year-to-year change
2002	49,801
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%
2021	268,730	-21.4%

Compound annual growth rate 2002–2021		9.3%
Since 2002, unit volume has grown at a compounded annual rate of 9.3%. However, unit volume has declined the last three years.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables over the last 20 years:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2002	843		59.1
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
2021	11,410	-10.1%	23.6	-12.3%
As the table shows, the gain in unit volume since 2002 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer. Prior to the pandemic and resulting vehicle shortages, we faced two challenges in growing unit volume. First, increased competition was making it more difficult to enroll new dealers and more difficult to retain those who had already enrolled, since they had more alternatives to choose from. In addition, increased competition was putting downward pressure on volume per dealer. Second, as the number of active dealers increased, it became harder to grow at the same rate. The impact of these challenges is apparent starting in 2016. After rapid growth in 2015, active dealer growth slowed each year from 2016 to 2019.

Loan Performance

The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for that loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998 and have revised it several times since then. A credit scorecard that is accurate across a population of loans allows us to properly price new loan originations, which improves the probability that we will realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we can assess the accuracy of that initial forecast.

The following table compares, for each of the last 20 years, our December 31, 2021 forecast of loan performance with our initial forecast:

	December 31, 2021 forecast	Initial forecast	Variance
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.7%	72.5%	2.2%
2012	73.8%	71.4%	2.4%
2013	73.4%	72.0%	1.4%
2014	71.5%	71.8%	-0.3%
2015	65.1%	67.7%	-2.6%
2016	63.6%	65.4%	-1.8%
2017	64.4%	64.0%	0.4%
2018	65.1%	63.6%	1.5%
2019	66.5%	64.0%	2.5%
2020	67.9%	63.4%	4.5%
2021	66.5%	66.3%	0.2%

Average[1]	68.1%	67.0%	1.1%

1Calculated using a weighted average based on loan origination dollars.

Loan performance can be explained by a combination of internal and external factors. Internal factors, among other things, include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors, among other things, include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection, as it relates to our market, refers to an inverse correlation between the number of lenders that are competing for the loan and the accuracy of an empirical scorecard. Said another way, without any competition it is easier to build a scorecard that accurately assesses expected collections across a population of loans based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors, and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 20-year period shown in the table above, our loans have performed on average 110 basis points better than our initial forecasts. Loans originated in six of the 20 years have yielded actual collection results worse than our initial estimates. What is noteworthy, however, is that the underperformance was modest. As a result, loans originated in those six years were still profitable, even though they performed worse than we had forecast.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have made it a priority to maintain a margin of safety so that, even if our forecasts prove to be optimistic, our loans, on average, will still be profitable. Because of this approach, we believe we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

SUPPLEMENTAL FINANCIAL RESULTS

GAAP RESULTS

The table below summarizes our results over the last 20 years under accounting principles generally accepted in the United States of America (GAAP):

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
2002	$0.69		10.1%
2003	$0.57	-17.4%	7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
2021	$59.52	153.6%	43.3%
Compound annual growth rate 2002–2021		26.4%
Average annual return on equity 2002–2021			28.7%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

Over the last 20 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 26.4%, with an average annual return on equity of 28.7%.

Last year, GAAP net income per share (diluted) increased 153.6% to $59.52, with a return on equity of 43.3%. The increase was primarily due to stronger than expected collections. The “Adjusted Results” section below explains our financial results after considering the impact of the current expected credit loss (CECL) accounting standard and other accounting-related items.

ADJUSTED RESULTS

Our business model is different from that of a typical lender and doesn’t fit neatly into GAAP. The adoption of CECL at the beginning of 2020 means we have now been required to use three different GAAP accounting methods over the period we have been public, even though our business hasn’t materially changed during that time. In 1992, the year we became a public company, we accounted for our business as a lender to consumers. In 2005, our external auditors decided we were a lender to dealers, which required different accounting. CECL is now the latest new methodology we are required to use. Unfortunately, none of the three GAAP methods results in financial statements that are consistent with how we think about our business. To solve this problem, we began reporting adjusted results using an accounting method that we believe is simple to understand, is consistently presented, and matches the economics of our business. To explain this method, some additional background is needed.

Most of the automobile dealers we enroll receive two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we recognize over the life of a loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

For our adjusted financial results, we recognize finance charge revenue on a level-yield basis. That is, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Since the future cash flows from a loan are not known with certainty, we use statistical models to forecast the amount of cash flows from each loan. Our finance charge revenue is recorded based on these estimates. As the estimates change, we adjust the yield. This method produces financial results that we believe are a close approximation of the actual economics of our business.

While our adjusted methodology is simple and closely represents the actual economics of our business, we do not believe that our GAAP financial results provide sufficient transparency into the economics of our business. To explain this, we will focus on the current GAAP methodology as our two prior GAAP methodologies have been discussed in previous years. As noted earlier, the current required GAAP methodology is called CECL. Like the adjusted methodology described above, CECL requires a level-yield approach for recognizing finance charge revenue. However, the yield under CECL is not the yield that we expect to earn on the loan. Instead, the yield is what we would earn if every payment were received according to the contractual terms of the loan, a figure much higher than what we actually expect to earn. Based on this alone, you might expect CECL to overstate our profitability. But CECL, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, CECL requires us to offset the additional revenue that it causes to be recorded over the life of the loan with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loan is originated. Since no revenue has yet been recorded, this means that under CECL, our financial statements reflect an initial loss on each loan we originate, a result which does not match the economics of the transaction.

CECL also differs from our adjusted methodology in the way it treats changes in expected cash flows. As mentioned above, for the adjusted results, we treat those changes as yield adjustments. In contrast, CECL treats changes in expected cash flows as a current-period expense (for unfavorable changes) or reversal of expense (for favorable changes). The combination of the three CECL-required steps—(1) recording a large expense at loan inception, (2) recording finance charge revenue at a yield higher than the yield we expect to earn, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. The floating yield adjustment in the tables below addresses all three of these issues by eliminating the provision for credit losses recorded in our GAAP statements and modifying GAAP-based finance charges so the yield is equal to the one we expect to earn on the loan.

The tables below show net income and net income per share (diluted) for the last 20 years on both a GAAP and an adjusted basis. Besides the floating yield adjustment, the tables include several other categories of adjustments that are generally less material. The notable exception is the income tax adjustment in 2017, which reverses the one-time benefit arising from the 2017 Tax Cuts and Jobs Act. While the benefit recorded in 2017 represented a real cash savings due to the reduction in income tax rates, we reversed it for adjusted net income as we prefer to measure the performance of the business using consistent tax rates. To that end, we calculated adjusted net income using a 37% tax rate for 2002–2017 and a 23% tax rate for 2018–2021. The other, less-material adjustments are explained in prior-year CEO shareholder letters.

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	20.6%
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	39.6%
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	21.1%
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	9.4%
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	14.0%
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	16.4%
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	10.9%
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	38.7%
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	18.7%
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	4.2%
2021	$958.3	$(142.0)	$(2.1)	$12.6	$—	$826.8	20.5%
Compound annual growth rate 2002–2021							18.9%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Senior notes adjustment per share (diluted)	Income tax adjustment per share (diluted)	Other adjustments per share (diluted)	Adjusted net income per share (diluted)	Year-to-year change
2002	$0.69	$0.06	$—	$0.07	$(0.11)	$0.71
2003	$0.57	$0.03	$—	$0.13	$0.13	$0.86	21.1%
2004	$1.40	$—	$—	$(0.04)	$(0.09)	$1.27	47.7%
2005	$1.85	$(0.06)	$—	$—	$(0.18)	$1.61	26.8%
2006	$1.66	$0.01	$—	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$—	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$—	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$—	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$—	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$—	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$—	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$0.56	$(0.04)	$—	$12.17	17.7%
2015	$14.28	$0.62	$(0.10)	$(0.03)	$—	$14.77	21.4%
2016	$16.31	$1.37	$(0.10)	$0.09	$—	$17.67	19.6%
2017	$24.04	$1.74	$(0.11)	$(5.23)	$—	$20.44	15.7%
2018	$29.39	$(1.25)	$(0.13)	$0.38	$—	$28.39	38.9%
2019	$34.57	$0.01	$(0.04)	$0.16	$—	$34.70	22.2%
2020	$23.47	$14.45	$0.22	$0.12	$—	$38.26	10.3%
2021	$59.52	$(8.82)	$(0.13)	$0.78	$—	$51.35	34.2%
Compound annual growth rate 2002–2021							25.3%

As the second table shows, adjusted net income per share (diluted) increased 34.2% in 2021. Since 2002, adjusted net income per share (diluted) has increased at a compounded annual rate of 25.3%. The strong growth in net income per share (diluted) last year is attributable to the higher than expected collections received during 2021.

ECONOMIC PROFIT

We use a non-GAAP financial measure called Economic Profit to evaluate our financial results and determine certain incentive compensation. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital.

The following table summarizes Economic Profit for 2002–2021:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2002	$31.0	$(35.6)	$(4.6)
2003	$37.4	$(34.5)	$2.9	—
2004	$52.2	$(34.4)	$17.8	513.8%
2005	$63.2	$(34.5)	$28.7	61.2%
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%
2021	$826.8	$(252.7)	$574.1	21.8%

Compound annual growth rate 2003–2021				34.1%

Economic Profit improved 21.8% in 2021, to $574.1 million from $471.3 million in 2020. In 2002, Economic Profit had been a negative $4.6 million.
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas over the last 20 years:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2002	$462.0	7.9%	8.9%	-1.0%
2003	$437.5	9.7%	9.0%	0.7%
2004	$483.7	12.3%	8.6%	3.7%
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%
2021	$7,078.4	13.5%	5.4%	8.1%

Compound annual growth rate 2002–2021	15.4%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2002. From 2003 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2003, our return on capital was 9.7%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2019, our return on capital increased again, but by only 20 basis points.

In 2020, our return on capital declined by 90 basis points due to the impact of COVID-19 on loan performance. With hindsight, our downward forecast adjustment recorded in the first quarter of 2020 was too large. In 2021, much of the 170-basis point improvement in our return on capital was due to increased collections and improvement in our forecast.

There are several additional points worth mentioning. First, we have grown adjusted average capital each year starting in 2004. The growth is a direct result of our success in growing the number of active dealers. While variables like volume per dealer and contract size impact adjusted average capital growth as well, the trend in the number of active dealers tells us much of what we need to know to understand the trajectory of our business. Growing the number of active dealers makes future Economic Profit growth likely. If we are unable to grow the number of active dealers, Economic Profit growth will likely stall. This is important since in the last two years the number of active dealers declined. While the pandemic and related vehicle shortages contributed to this decline, the downturn follows a trend of decelerating growth which began in 2016.

Second, while the return on capital has been volatile, expenses as a percentage of adjusted average capital have declined for 13 of the last 15 years, to 5.4% in 2021 from 15.1% in 2006. This underscores the importance of growing average capital. As long as the return on incremental capital invested exceeds the cost of that capital, growing average capital increases Economic Profit directly. In addition, growing average capital improves the return on capital by reducing the impact of expenses, since a portion of our expenses is fixed. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

EXHIBIT A
Reconciliation of GAAP Financial Results to Non-GAAP Measures

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0	$(35.6)	$(4.6)
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	$(34.5)	$2.9
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	$(34.4)	$17.8
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	$(215.0)	$471.3
2021	$958.3	$(142.0)	$(2.1)	$12.6	$—	$826.8	$(252.7)	$574.1

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted average capital invested
2002	$457.1	$5.8	$—	$0.5	$—	$(1.4)	$462.0
2003	$430.3	$7.9	$—	$1.7	$—	$(2.4)	$437.5
2004	$476.5	$8.7	$—	$1.8	$—	$(3.3)	$483.7
2005	$519.4	$7.5	$—	$1.0	$—	$(4.5)	$523.4
2006	$548.0	$5.5	$—	$2.0	$—	$(7.0)	$548.5
2007	$706.1	$8.2	$—	$1.7	$—	$(5.9)	$710.1
2008	$960.7	$13.8	$—	$2.9	$—	$(2.4)	$975.0
2009	$983.6	$13.2	$—	$2.9	$—	$(1.0)	$998.7
2010	$1,057.3	$5.2	$—	$12.2	$—	$(0.5)	$1,074.2
2011	$1,346.0	$9.4	$—	$16.0	$—	$(0.3)	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$—	$—	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$—	$—	$2,049.2
2014	$2,324.8	$6.7	$(7.0)	$13.6	$—	$—	$2,338.1
2015	$2,792.8	$7.0	$14.7	$17.4	$—	$—	$2,831.9
2016	$3,513.1	$29.6	$12.7	$16.6	$—	$—	$3,572.0
2017	$4,200.2	$51.6	$10.6	$18.1	$(4.1)	$—	$4,276.4
2018	$5,425.8	$80.8	$9.7	$22.4	$(117.8)	$—	$5,420.9
2019	$6,399.2	$66.2	$0.6	$24.7	$(118.5)	$—	$6,372.2
2020	$6,874.7	$287.6	$5.5	$26.7	$(118.5)	$—	$7,076.0
2021	$6,914.1	$243.0	$10.8	$29.0	$(118.5)	$—	$7,078.4
1Average capital invested is defined as average debt plus average shareholders’ equity.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP return on capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted return on capital
2002	7.7%	0.5%	0.0%	0.0%	0.6%	-0.9%	7.9%
2003	6.9%	0.2%	0.0%	0.0%	1.3%	1.3%	9.7%
2004	13.5%	-0.3%	0.0%	0.0%	-0.3%	-0.6%	12.3%
2005	15.6%	-0.6%	0.0%	0.0%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	0.0%	0.0%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	0.0%	0.0%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.0%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	0.0%	0.0%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	0.0%	-0.2%	-1.0%	0.0%	17.7%
2011	16.7%	0.4%	0.0%	-0.2%	-0.1%	0.0%	16.8%
2012	15.1%	-0.1%	0.0%	-0.1%	-0.2%	0.0%	14.7%
2013	14.5%	-0.2%	0.0%	-0.1%	-0.1%	0.0%	14.1%
2014	13.1%	-0.3%	0.5%	-0.1%	0.0%	0.0%	13.2%
2015	12.5%	0.4%	-0.1%	-0.1%	0.0%	0.0%	12.7%
2016	11.3%	0.7%	-0.1%	0.0%	0.0%	0.0%	11.9%
2017	13.0%	0.7%	-0.1%	-0.1%	-2.3%	0.0%	11.2%
2018	12.8%	-0.6%	-0.1%	0.0%	0.4%	0.0%	12.5%
2019	12.6%	-0.1%	0.0%	0.0%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.0%	0.0%	0.2%	0.0%	11.8%
2021	15.7%	-2.5%	0.0%	-0.1%	0.4%	0.0%	13.5%

1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[3]
2002	8.9%	0.0%	0.0%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	0.0%	0.0%	8.6%
2005	8.3%	0.0%	0.0%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	0.0%	0.0%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	0.0%	0.0%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	0.0%	-0.1%	-0.1%	0.0%	6.2%
2019	6.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	0.0%	0.0%	-0.1%	0.0%	5.2%
2021	5.3%	0.2%	0.0%	0.0%	-0.1%	0.0%	5.4%

1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.
3The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.